                                                                                                                                                                                                                                            Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

                513/579-7764

Investor - Matt Stautberg

                513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. REPORTS EARNINGS OF 55 CENTS PER DILUTED SHARE FOR THE SECOND QUARTER, AN INCREASE OF 57%

Q2 sales, earnings and cash flow exceed expectations; company raises full-year guidance

CINCINNATI, Ohio, August 10, 2011 – Macy's, Inc. today reported earnings of 55 cents per diluted share for the second quarter of 2011, ended July 30, 2011. This represents a 57 percent increase in earnings per share from earnings of 35 cents per diluted share in the second quarter of 2010. Sales, operating income, net income and cash flow all exceeded expectations in the most recent quarter, as well as in the first half of 2011.

“This was our most successful second quarter and spring season in more than a decade. Importantly, it came on top of an impressive first half performance last year. To date this year, we have driven significant additional sales growth, gained market share, maintained strong margins, managed expenses and generated a very healthy level of cash,” said Terry J. Lundgren, Macy's, Inc. chairman, president and chief executive officer. “We have moved quickly to establish a culture of growth at Macy's, Inc. since reorganizing the company in 2008 and 2009, and yet we feel we are just beginning to take advantage of the benefits we envision.

“All of our key strategies are working - and working in unison - to help us better understand our customers, deliver the assortments and value they want and expect, and engage them in stores, online and via mobile devices with a shopping experience that is convenient and compelling. Our Macy's and Bloomingdale's brands are continuing to evolve, testing new ideas and developing the extraordinary level of talent and expertise within our company. All of these factors have helped us to overcome an economic environment that remains sluggish. As we continue to closely monitor developments in the economy and financial markets, we are cautious but optimistic about this fall and are staying focused on those factors we can control,” Lundgren said.

For the first half of 2011, Macy's, Inc.'s diluted earnings per share were 86 cents, an increase of 115 percent compared with earnings of 40 cents per share in the first half of 2010.

Sales

Sales in the second quarter totaled $5.939 billion, up 7.3 percent from total sales of $5.537 billion in the second quarter of 2010. On a same-store basis, Macy's, Inc.'s second quarter sales were up 6.4 percent.

For the year to date, Macy's, Inc. sales totaled $11.828 billion, up 6.5 percent from total sales of $11.111 billion in the first 26 weeks of 2010. On a same-store basis, Macy's, Inc.'s year-to-date sales were up 5.9 percent.

Online sales (macys.com and bloomingdales.com combined) were up 40.2 percent in the second quarter and 39.2 percent in the first half of 2011. Online sales positively affected the company's same-store sales by 1.2 percentage points in the second quarter and 1.3 percentage points in the year to date. Online sales are included in the same-store sales calculation for Macy's, Inc.

The company opened no new stores in the first half of 2011, and reopened a Macy's store in Warwick, RI, following flood damage in 2010. The company closed a Macy's furniture gallery in San Antonio, TX, and a furniture clearance center in Naperville, IL. Both businesses were transitioned into nearby Macy's stores. In the second half of 2011, the company is opening three new Bloomingdale's Outlet stores, as previously announced.

Operating Income

Macy's, Inc.'s operating income totaled $506 million or 8.5 percent of sales for the quarter ended July 30, 2011, compared with operating income of $370 million or 6.7 percent of sales for the same period last year.

For the first half of 2011, Macy's, Inc.'s operating income totaled $836 million or 7.1 percent of sales, compared with operating income of $573 million or 5.2 percent of sales for the same period last year.

Cash Flow

Net cash provided by operating activities was $587 million in the first half of 2011, compared with $288 million in the first six months of last year. This includes a funding contribution to the company's pension plan of $225 million in the first half of 2011, compared with $325 million in the first half of 2010. Net cash used by investing activities in the first half of 2011 was $222 million, compared with $124 million a year ago. Net cash used by financing activities in the first six months of 2011 was $334 million, including $337 million used to repay debt. In the first half of 2010, net cash used by financing activities was $642 million, including $584 million used to repay debt. An additional $109 million in debt is scheduled to mature on Sept. 15, 2011.

Looking Ahead

Macy's, Inc. currently expects same-store sales in the second half of fiscal 2011 to be up between 4 percent and 4.5 percent, which would result in full-year 2011 same-store sales being up between 4.8 percent and 5.1 percent. At the beginning of the year, the company's initial guidance was for a 2011 same-store sales increase of approximately 3 percent. In July, full-year same-store sales guidance was raised to an increase of approximately 4.8 percent, reflecting improvement in the business trend.

Macy's, Inc. is increasing its full-year 2011 earnings guidance to $2.60 to $2.65 per diluted share, including $1.74 to $1.79 per diluted share in the second half of 2011. This compares with previous full-year guidance of $2.40 to $2.45 per diluted share, and initial earnings guidance of $2.25 to $2.30 per diluted share provided at the beginning of the year.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2010 sales of $25 billion. The company operates about 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's, as well as the macys.com and bloomingdales.com websites. The company also operates four Bloomingdale's Outlet stores.

 All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

#   #   #

(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's,
Inc.'s call with analysts and investors will be held today (Aug. 10) at 10:30 a.m. (ET). Macy's, Inc.'s webcast is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 1-888-677-8756, passcode 2154284. A replay of the conference call can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.)

MACY'S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended

   July 30, 2011

   July 31, 2010

$	% to

Net sales

$	% to

Net sales

Net sales................................................................	$5,939		$5,537

Cost of sales (Note 2)............................................	3,457	58.2%	3,214	58.1%

Gross margin..........................................................	2,482	41.8%	2,323	41.9%

Selling, general and administrative expenses..............	(1,976)	(33.3%)	(1,953)	(35.2%)

Operating income....................................................	506	8.5%	370	6.7%

Interest expense - net..............................................	(111)		(130)

Income before income taxes....................................	395		240

Federal, state and local income tax expense (Note 3)...	(154)		(93)

Net income.............................................................	$ 241		$ 147

Basic earnings per share..........................................	$ .56		$ .35

Diluted earnings per share........................................	$ .55		$ .35

Average common shares:
Basic................................................................	427.5		423.0
Diluted..............................................................	434.6		426.5

End of period common shares outstanding.................	427.4		422.2

Depreciation and amortization expense......................	$ 268		$ 288

MACY'S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)   Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended July 30, 2011 and July 31, 2010 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)   Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 weeks ended July 30, 2011 or July 31, 2010.

(3)   Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.

MACY'S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	26 Weeks Ended		26 Weeks Ended

   July 30, 2011

   July 31, 2010

$	% to

Net sales

$	% to

Net sales

Net sales................................................................	$11,828		$11,111

Cost of sales (Note 2).................................................	7,043	59.5%	6,592	59.3%

Gross margin..........................................................	4,785	40.5%	4,519	40.7%

Selling, general and administrative expenses..............	(3,949)	(33.4%)	(3,946)	(35.5%)

Operating income....................................................	836	7.1%	573	5.2%

Interest expense - net (Note 3)................................	(227)		(292)

Income before income taxes....................................	609		281

Federal, state and local income tax expense (Note 4)...	(237)		(111)

Net income.............................................................	$ 372		$ 170

Basic earnings per share..........................................	$ .87		$ .40

Diluted earnings per share........................................	$ .86		$ .40

Average common shares:
Basic................................................................	426.3		422.8
Diluted..............................................................	432.3		426.3

End of period common shares outstanding.................	427.4		422.2

Depreciation and amortization expense......................	$ 536		$ 575

MACY'S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)   Because of the seasonal nature of the retail business, the results of operations for the 26 weeks ended July 30, 2011 and July 31, 2010 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)   Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 26 weeks ended July 30, 2011 or July 31, 2010.

(3)   Interest expense for the 26 weeks ended July 31, 2010, included approximately $27 million on a pre-tax basis, or $17 million after tax or $.04 per diluted share, of expenses associated with the early retirement of approximately $500 million of outstanding debt.

(4)   Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations. Additionally, income tax expense for the 26 weeks ended July 31, 2010 reflected a $4 million reduction of deferred tax assets due to the enactment of healthcare reform legislation. The reduction was required as a result of the elimination of the deductibility of retiree health care payments to the extent of tax-free Medicare Part D subsidies that are received. The change in deductibility is effective February 3, 2013.

MACY'S, INC.

Consolidated Balance Sheets  (Unaudited)

(millions)

	July 30,	January 29,	July 31,
	2011	2011	2010
ASSETS:
Current Assets:
Cash and cash equivalents...............................	$ 1,495	$ 1,464	$ 1,208
Receivables....................................................	369	392	355
Merchandise inventories..................................	4,948	4,758	4,633
Prepaid expenses and other current assets........	310	285	237
Total Current Assets....................................	7,122	6,899	6,433

Property and Equipment - net..............................	8,506	8,813	9,070
Goodwill............................................................	3,743	3,743	3,743
Other Intangible Assets - net...............................	618	637	658
Other Assets......................................................	519	539	534

Total Assets................................................	$20,508	$20,631	$20,438

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt................................................	$ 914	$ 454	$ 609
Merchandise accounts payable..........................	1,956	1,421	1,743
Accounts payable and accrued liabilities.............	2,113	2,644	2,065
Income taxes....................................................	119	182	57
Deferred income taxes......................................	336	364	294
Total Current Liabilities..................................	5,438	5,065	4,768

Long-Term Debt..................................................	6,162	6,971	7,493
Deferred Income Taxes.......................................	1,381	1,245	1,104
Other Liabilities...................................................	1,564	1,820	2,234
Shareholders' Equity............................................	5,963	5,530	4,839

Total Liabilities and Shareholders' Equity........	$20,508	$20,631	$20,438

Notes:

The Company changed its methodology for recording deferred state income taxes from a blended rate basis to a separate entity basis, and reflected the effects of such change in 2010 and retroactively to 2008.  Even though the Company considered the change to have had only an immaterial impact on its financial condition, results of operations and cash flows for the periods presented, the financial condition for the prior period as previously reported has been adjusted to reflect the change.

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

26 Weeks Ended

July 30, 2011

26 Weeks Ended

July 31, 2010

Cash flows from operating activities:
Net income....................................................................	$ 372	$ 170
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization...................................	536	575
Stock-based compensation expense...........................	37	32
Amortization of financing costs and premium on acquired debt.........................................................	(8)	(12)
Changes in assets and liabilities:
Decrease in receivables........................................	36	4
Increase in merchandise inventories.......................	(190)	(18)
Increase in prepaid expenses and other current assets.........................................	(24)	(15)
(Increase) decrease in other assets not separately identified...................................	2	(34)
Increase in merchandise accounts payable.............	512	403
Decrease in accounts payable and accrued liabilities not separately identified......................	(497)	(512)
Decrease in current income taxes.........................	(64)	(10)
Increase in deferred income taxes........................	96	42
Decrease in other liabilities not separately identified......................................	(221)	(337)
Net cash provided by operating activities.............	587	288

Cash flows from investing activities:
Purchase of property and equipment...............................	(164)	(102)
Capitalized software......................................................	(88)	(64)
Disposition of property and equipment.............................	6	41
Proceeds from insurance claims.....................................	6	-
Other, net.....................................................................	18	1
Net cash used by investing activities...................	(222)	(124)

Cash flows from financing activities:
Debt repaid...................................................................	(337)	(584)
Financing costs..............................................................	(8)	-
Dividends paid............................................................... Decrease in outstanding checks......................................	(64) (6)	(42) (30)
Acquisition of treasury stock...........................................	(2)	(1)
Issuance of common stock..............................................	83	15
Net cash used by financing activities....................	(334)	(642)

Net increase (decrease) in cash and cash equivalents..........	31	(478)
Cash and cash equivalents at beginning of period.................	1,464	1,686

Cash and cash equivalents at end of period..........................	$ 1,495	$ 1,208